Exhibit 10.31

July 29, 2019

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I am pleased to inform you that you have been designated as a participant in RigNet’s Executive Severance Program.  RigNet established this program in recognition of the more difficult transition that occurs upon the termination of employment of senior level employees.  Although you continue to serve “at will”,  upon your acceptance of this designation, you will be eligible for the termination benefits set forth in the Executive Severance Program.  A copy of the Executive Severance Program is attached to this letter.

You have been designated a Tier «Level» Executive under the Exeuctive Severance Program.

By countersigning this letter and returning it to me, you:

1.	accept your designation under the RigNet Executive Severance Program and agree to all the terms and conditions set forth in the RigNet Executve Severance Program;

2.

acknowledge and agree that your employment with RigNet is considered “at will,” which means that employment with RigNet may be terminated by you or RigNet, with or without cause, at any time, with or without notice; and

3.

the benefits provided by the RigNet Executive Severance Program are in lieu of, and completely supersede, any severance benefits payable under any other offer letter, severance policy, or statutory or regulatory requirements.

I want to thank you for your continued service to RigNet.  If you have any questions about the RigNet Executive Severance Program or your participation, please feel free to contact Brad Eastman, our Senior Vice President and General Counsel.  Please countersign this letter in the space provided and return it to me.

Sincerely,

ACKNOWLEDGED AND AGREED:

________________________________

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15115 Park Row, Suite 300 Houston, TX 77084

281.674.0100 tel 281.674.0101 fax  rig.net

Exhibit 10.31

RIGNET, INC.

EXECUTIVE SEVERANCE PROGRAM

Issued July 11, 2019

I.General

1.	PURPOSE

To establish a severance program (the “Program”) for executive level employees of RigNet. Inc. (“Company”) that recognizes (i) the relatively more difficult employment transition that occurs upon the termination of employment of higher paid individuals; and (ii) that most executive level employees serve at the pleasure of the Company and are decidedly “at will” – meaning that the Company may terminate the employment relationship at any time for any reason without liability to the employee.

2.	SCOPE

This Program applies to any Company employee designated as a Tier 1, Tier 2 or Tier 3 Executive (“Covered Executive”) for compensation purposes.  This Program is intended to be a “top hat” plan such that eligibility is primarily limited to a select group of management or highly compensated employees.

3.	ELIGIBILITY FOR PLAN BENEFITS

(a)

“Cause” means (i) Covered Executive’s plea of guilty or nolo contender, or conviction of a felony or a misdemeanor involving moral turpitude ; (ii) any act by a Covered Executive of fraud or dishonesty with respect to any aspect of the Company’s business, including, but not limited to, falsification of Company records; (iii) intentional engagement in misconduct by a Covered Executive that is materially injurious to the Company (monetarily or otherwise); (iv) Covered Executive’s breach of any confidentiality obligation to the Company or restrictive covenant in favor of the Company; (v) commencement by a Covered Executive of employment with an unrelated employer; (vi) material violation by a Covered Executive of any Company written policies, including, but not limited to, any harassment and/or non-discrimination policies; or (vii) a Covered Executive’s gross negligence in the performance of such Covered Executive’s duties; provided, however, a Covered Executive shall not be deemed to have been terminated for Caused under clauses (ii) through (vii) above unless the determination of whether Cause exists is made by a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Company’s Board of Directors (excluding the Covered Executive, if a member( at a meeting of the Board that was called for the purpose of considering such termination (after 15 days’ notice to Covered Executive and an opportunity for the Covered Executive, together with such Covered Executive’s counsel, to be heard before the Board and, if reasonably possible, to cure the breach that is the alleged basis for Cause) finding that, in the good faith opinion of the Board, the Covered Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

(b)

“Good Reason” means (i) a material adverse change in Covered Executive’s position, authority, duties or responsibilities, (ii) a reduction in Covered Executive’s base salary or the taking of any action by the Company that would materially diminish the annual bonus opportunities of the Covered Executive from those provided to the Covered Executive as the date this Program is issued; (iii) the relocation of the Company’s principal executive office by more than 50 miles from where such offices are located on the date this Program is issued or a Covered Executive being based at any office other than the principal executive offices of the Company, except for travel reasonably required in the performance of the Covered Executive’s duties and reasonably consistent with Covered Executive’s travel prior to the date this Program is issued; or (iv) the failure of a successor to the Company to assume this Program.  A Covered Executive shall provide written notice of any such reduction, failure or change upon which such Covered Executive intends to rely as the basis for a Good Reason resignation to the Company, or its successor, within 45 days of the occurrence of such reduction, failure or change.  The Company, or its successors, shall have 45 days following the receipt of such notice to remedy the condition constituting such reduction or change, and, if so remedied, any termination of Covered Executive’s

Exhibit 10.31

employment on the basis of the circumstances described in such notice shall not be considered a Good Reason resignation.  If the Company, or its successor, does not remedy the condition that has been the subject of a notice as described in this Section 3(b) within 45 days of the Company’s, or its successor’s receipt of such notice, Covered Executive must terminate his or her employment within 120 days following the occurrence of such condition in order for such termination to be considered for Good Reason for purposes of this Program.

(c)

Any Covered Executive whose employment is terminated by the Company for reasons other than Cause or who terminates their employment for Good Reason (“Termination”), and who executes and delivers the Waiver and Release as provided for in Section 9 hereof shall be eligible for the separation benefits provided by this Program, subject to the terms and conditions of this Program.

II.Separation Benefits

4.	SALARY CONTINUATION BENEFITS

Following Termination, provided that the Covered Executive complies with the Waiver and Release requirement of Section 9, hereof, as well as other conditions of the this Program, the Covered Executive will receive the following payments as defined below:

•	Tier 1 Executives – Covered Executive will receive salary continuation payments for a period of eighteen (18) months and the benefits set forth in Section 5(b) hereof.

•

Tier 2 Executives Covered Executive will receive salary continuation payments for a period of twelve (12) months, the benefits set forth in Section 5(b) hereof and the Short Term Incentive Plan Compensation set forth in Section 6 hereof.

•	Tier 3 Executives – Covered Executive will receive salary continuation payments for a period of six (6) months and the benefits set forth in Section 5(b) hereof.

These above-referenced salary continuation payments will be based on the Covered Executive’s base salary rate at the time of Termination and will be paid through the Company’s normal payroll cycle.  Salary Continuation payments will begin with the Company’s first payroll cycle that occurs after the expiration of the required 7 day revocation period following Covered Executive’s execution and return of the attached Waiver and Release, assuming Covered Executive does not revoke said Waiver and Release.

5.	BENEFITS

(a)

A Covered Executive’s participation in all employee benefit plans ends on and as of the date of Termination.  No payments made pursuant to this Program and no payout for unused vacation or under the STIP are deferrable under any Company Plan including the RigNet Retirement Savings Plan, nor are they considered for purposes of employer contributions or accruals under such plans or any other similar plan sponsored by the Company.

(b)

Following Termination, Executives benefits coverage under COBRA for a period of up to 12 months.  Such coverage shall be included in and part of a Tier 2 Executive’s maximum COBRA entitlement, and the Tier 2 Executive will be responsible for the employee’s portion of premiums.

(c)

Information regarding conversion privileges or portability of any Company supplied life insurance will be communicated on or prior to the date of Termination.  Eligibility for distributions under any Company sponsored retirement plan will be subject to, and any such distribution will be made in accordance with the provisions of the specific plan.

6.	SHORT TERM INCENTIVE PLAN

Exhibit 10.31

A Tier 2 Executive’s participation in the Company’s Short Term Incentive Plan will be prorated through his or her last date of employment based on the number of days worked in the applicable plan year and the amount of any award to be paid will be determined as if the target performance was achieved for all goals and objectives established for the applicable plan year as set out in the Short Term Incentive Plan for the applicable year.  Payment of the Short Term Incentive Plan for the final year of participation will be made at the same time as payments for that year are made for active employees with respect to such year, provided, however, that in any event such payment will be made prior to March 15th of the year following the plan year for which it was earned.  No further Short Term Incentive Plan entitlements will be earned during the severance period.

7.	LONG-TERM INCENTIVE PLAN

The terms of the Company’s Long-Term Incentive Plans and the specific provisions of the applicable award agreements will govern awards granted to the Covered Executive.  The length of time to exercise any vested long-term incentive award shall be governed by the terms of such agreement(s) or any resolution of or amendment to an award agreement expressly providing otherwise for the Covered Executive as may be approved by the Compensation Committee of the Company’s Board of Directors.

8.	REDUCTION IN SEPARATION BENEFITS FOR OTHER SEVERANCE RIGHTS

To the extent any Covered Executive under this Program is entitled to receive benefits for severance pursuant to statutory or regulatory requirements or an employment contract or arrangement, including, but not limited to, a change in control agreement or offer letter (“other severance benefits”), the benefits hereunder, which are not intended to duplicate such other severance benefits, will be reduced automatically by the amount of such other severance benefits to avoid any such duplication.  The determination of the reduction is the responsibility of the Company’s Senior Vice President and General Counsel whose decision will be final and binding on both the Company and the Covered Executive.

III.Non-Compete, Waiver & Release

9.	REQUIRED WAIVER AND RELEASE

IT IS A CONDITION OF ELIGIBILITY TO RECEIVE BENEFITS UNDER THIS PLAN that a Covered Executive (A) immediately return all Company property, documents and computer records, and any related materials that the Covered Executive may possess prior to the date of Termination and (B) execute and deliver to the Company the “Waiver and Release” attached as Exhibit A to this Program in a timely manner, and not revoke the Waiver and Release during the time provided to do so.  If the Covered Executive elects not to execute and deliver the Waiver and Release, or elects to revoke the Waiver and Release, no benefits pursuant to this Program will be payable.  The Waiver and Release includes an understanding and agreement that should the Covered Executive (1) become employed by a company that competes with the Company (other than employment with a subsidiary or division of such competitor that is not in any of the markets or product lines as the Company) or otherwise engage in an enterprise that involves competition with the Company for a period of 12 months following termination; or (2) directly or indirectly participate in the solicitation or recruitment of any Company employees for a period of 12 months following termination, then the Covered Executive will cease to be entitled to receive any further separation benefits under the Program.

IV.Applicability and Impact of Section 409a of the Internal Revenue Code

10.	SECTION 409A COMPLIANCE

(a)	It is intended that this Executive Severance Program be interpreted and administered consistent with Section 409A of the Internal Revenue Code and the regulations issued thereunder.

(b)

Under the requirements of Section 409A of the Internal Revenue Code, because the Company is publicly traded, if a Covered Executive is a “specified employee” for Section 409A purposes and the total amount of separation allowance payments payable in the first sic months following the Covered Executive’s Termination under this and any other program, policy, plan or agreement with the Company and/or any of its affiliates exceeds an applicable limit, then the Company is required to delay any payment that would cause the applicable limit to be exceeded and the payments will resume,

Exhibit 10.31

without interest, beginning with the first regular payroll cycle that is six months following Termination.  The applicable limit under Section 409A is an amount equal to the lesser of (A) two times the Covered Executive’s base annual rate of salary during the calendar year immediately preceding the year of his or her Termination and (B) two times the applicable limit on includible compensation set forth in Section 401(a)(17 of the Internal Revenue Code (2 x $280,000 for 2019), subject to adjustment for later years under the Internal Revenue Code.

(c)

The Company’s Senior Vice President and General Counsel will identify the Covered Executives who are “specified employees” for Section 409A purposes in accordance with any method permitted under Section 409A and will advise a Covered Executive if any applicable delay applies to him or her.

(d)

For purposes of Section 409A, Termination under this Program will have the same meaning as a “separation from service” under Section 409A of the Internal Revenue Code.  For example, if a Covered Executive will be providing significant post-termination consulting services to the Company or any of its affiliates, his or her Termination may not be considered to occur for purposes of this Program until the consulting arrangement ends.  Further, for purposes of Section 409A of the Internal Revenue Code, installments of salary continuation payments and one-time lump sum payments, if any, will be treated as separate payments.

(e)

A Covered Executive will be notified in writing that he/she is eligible to receive benefits pursuant to this Program; an application for benefits does not need to be submitted.  A written notice of termination will specify the Covered Executive’s date of Termination, and will be accompanied by a Waiver and Release and a deadline for executing it and submitting it, which will not be later than the 60th day following such Covered Executive’s date of Termination.  No Covered Executive will be required or permitted to perform any substantial services following his/her date of Termination, and any payments due to be paid to the Covered Executive hereunder will be withheld until a properly executed Waiver and Release has been submitted and is no longer capable of being rescinded or revoked.  Any Covered Executive not executing and submitting the Waiver and Release, in accordance with its terms and at least 7 days prior the specified deadline, and any Covered Executive who revokes a release after it is submitted and within the 7 day revocation period, will automatically cease to be eligible for benefits hereunder.

V.Administration

11.	PROGRAM AMENDMENT AND TERMINATION

The Company reserved the right to amend, modify, suspend or terminate this Program, in whole or in part at any time.  The Company does not promise the continuation of any program.  Circumstances which might cause the Company to amend or terminate the Executive Severance Program include, but are not limited to, changes in law mandating that this Program be revised in certain respects, a determination by the Company that the Program’s provisions or some of them may no longer be suitable as a result of changes in the circumstances of the Company or of its employees or changes in financial circumstances or significant adverse changes in the Company’s financial circumstances.

12.	RESPONSIBILITIES

The general administration of this Program is the responsibility of the Company’s Senior Vice President and General Counsel who has final and binding authority to administer, and the overall responsibility to effectuate the terms and conditions of and for the day-to-day administration of this Program in accordance with its stated terms.  These responsibilities may be delegated to another person or persons, including group personnel where appropriate, and such delegation to be effectuated must be in writing.

Exhibit 10.31

EXHIBIT A to the RigNet, Inc. Executive Severance Program

WAIVER AND RELEASE

In consideration of RIGNET, INC.’S (the “Company’s”) agreement to provide me with separation benefits under its Executive Severance Program, the (“Program”), and subject to the terms and conditions of the Program, I hereby waiver and release RigNet, Inc., its past, present, and future owners, parents, subsidiaries, and affiliates, and their respective past, present, and future directors, shareholders, officers, employees, agents, insurance carriers, administrators, legal representatives and all benefit plans sponsored by any of them (except for benefits under the Program and any pension plan), past or present (individually and collectively, the “Released Parties”), from liability for any and all claims, damages, actions, rights, demands and causes of action of any kind that I now have or may have against the Released Parties, including, without limitation, all claims related to my employment or the termination of my employment by the Company, whether know or unknown, arising under any federal, state or local fair employment or discrimination laws, including, but not limited to, AGE DISCRIMINATION IN EMPLOYMENT ACT (including as amended by the Older Workers Benefit Protection Act of 1990), Title VII of the Civil Rights Act of 1964, the Lilly Ledbetter Fair Pay Act of 2009, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the American With Disabilities Act (“ADEA”), the ADA Amendments Act of 2008, Executive Order 11246, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Occupational Health and Safety Act of 1970, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Sarbanes-Oxley Act, and any applicable state’s or locality’s fair employment statures, and any other local, state or federal wage and hour law.  I further waive and release any claims or demands arising under any other federal, state or local law, including, but not limited to, common law claims relating to breach of contract, wrongful or constructive discharge, violation of public policy, and common law tort.  This Waiver and Release (also referred to as this “Agreement”) excludes any claims for medical or income replacement benefits or work-related injuries currently pending or permitted by law and further excludes any pension or unemployment compensation benefits to which I may be otherwise entitled.  This Agreement does not apply to any rights or claims that may arise after its effective date.  In addition, nothing in this Agreement prevents me from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agencies or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agencies; however, I understand and agree that I am waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

I acknowledged that this Agreement is not intended to indicate that such claims exist or that, if they do exist, they are meritorious.  Rather, it is simply an agreement that, in return for the severance benefits as stated in the Program, any and all potential claims of this nature that I may have against any of the Released Parties, regardless of whether they actually exist, regardless of whether they are know or unknown to me at this time, are expressly settled, compromised and waived.

I understand that I and the Company may be required to report, as may be required by law for income tax purposes, the payment and/or receipt of the Agreement’s severance benefit.  Each party shall bear their respective tax liabilities, if any, arising from this Agreement.  I acknowledge that the Company has made no representations regarding the tax consequences of any amount received by my pursuant to the terms of this Agreement.  I agree to defend, indemnify and hold forever harmless the Company against any claim, demand, dispute, costs or expenses of whatever kind or character that may result from any allegation that the appropriate amount of taxes were not paid with respect to the severance benefits payable under this  Agreement.  BY signing this Agreement, I am, and I understand and agree that I am, bound by it.  Anyone who succeeds to my rights and responsibilities, such as heirs or the executor of my estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which I may have a right or benefit.  I represent and warrant that no other person or entity has any interest in or been assigned any interest in claims or causes of action, if any, I may have against any of the Released Parties and which I am now releasing in their entirety.

I agree and acknowledge that the only benefits to which I am entitled in association with the termination of my employment with the Company and any of its affiliates are the benefits stated in the Program and that I am not entitled to any additional benefits under any other policy, plan or agreement of the Company or any Released Party in connection with my termination, including, but not limited to, any employment or severance agreement between

Exhibit 10.31

me and any Released Party or any other benefits under any other severance, retention, bonus or incentive plan of the Company or any of its affiliates, shareholders or predecessors (except for benefits under the Program, any equity and/or incentive plans, and any Company pension plan).  I further acknowledge that I have received reimbursement for all reimbursable business expenses I incurred on behalf of the Company or any of its affiliates.  I also acknowledge that I have been paid all wages owed to me by any Released Party up until the day that I signed this Agreement and that I have been provided all leaves (paid and unpaid) to which I was entitled during the term of my employment.

I have signed this Agreement voluntarily and without coercion or duress.  I understand the final and binding effect of this Agreement and agree to each of its terms.  I acknowledge that the only promises made to me to sign this Agreement are those stated in the Program and that no other understanding concerning the subject matter of this Agreement, whether oral or written, exists.  I have been advised to consult with an attorney prior to executing this Agreement and I have been given at least 21 days to consider this agreement before signing (or 45 days in the case of any employment termination program offered to a group or class of employees).  If I sign this Agreement, I understand that I have 7 days after the date I sign to revoke, in writing, this Agreement.  Any such revocation must be delivered to the Company’s General Counsel to be effective.  This Agreement will not become effective or enforceable until this 7 day period has expired.  I further acknowledge that I have carefully read the Program and this Agreement, understand their terms, and I am voluntarily accepting the Company’s offer of benefits under that Program.  I understand that the severance benefits provided under the Program are valuable consideration to which I would not otherwise be entitled, but are solely in return for the waiver of rights and claims stated in this Agreement.

I specifically covenant and agree not to, directly or indirectly, make or cause to be to anyone any statement, orally or in writing, criticizing or disparaging the Company or any Released Party with respect to my employment with the Company.  I specifically covenant and agree not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the Company or any Released Party, or commenting in a negative fashion on the operations or business reputation of the Company.  Each party agrees that this non-disparagement provision is an important part of this Agreement and that any violation of this non-disparagement provision shall be considered a material breach of this Agreement.

I agree that neither I nor any of my representatives will discloses, disseminate or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Agreement, to any person, corporation, association, governmental agency, or other entity, other than my spouse, legal counsel, and tax advisor, except (i) to the extent necessary to report income to the appropriate taxing authorities, or (ii) in response to an order or subpoena of a court or governmental agency of competent jurisdiction, provided, however, that notice of receipt of such order or subpoena shall be immediately communicated in writing to the Company’s General Counsel, so that the Company shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to my response to such order or subpoena.  Each party to this Agreement agrees that this confidentiality provision is an important part of this Agreement and that any violation of this confidentiality provision shall be considered a material breach of this Agreement.

By accepting the Severance Payment and as partial consideration, I agree to the confidentiality and non-disparagement provisions of this Agreement.  In an effort to assure compliance with such confidentiality and non-disparagement provisions, and in an effort to partially compensate the Company with respect to damages by reason of any failure by Covered Executive to comply with such provisions, I hereby agree as follows:

If I fail to comply with the confidentiality and non-disparagement provisions herein, I shall pay to the company liquidated damages in the amount of $100,000.  Such liquidated damages are imposed by agreement of the parties, due to the impossibility or impracticality of determining actual damages by reason of violation of such confidentiality and non-disparagement provisions and not as a penalty or forfeiture by myself.  I further understand and agree that my entitlement to separation benefits provided under the Program is contingent on my choice to not: (1) become employed by a company that competes with the Company (other than employment with a subsidiary or division of such competitor that is not in any of the markets or product line as the Company) or otherwise engage in an enterprise that involves competition with the Company for a period of 12 months following termination; and/or (2) directly or indirectly, participate in the solicitation or recruitment of any Company employees for the 12-month period following termination.  I

Exhibit 10.31

expressly acknowledge and agree that I choose not to follow either or both of these restrictions, I will cease to be entitled to receive any further separation benefits under this Program.

Based upon the signing of this Agreement, I further agree not to commence any lawsuit against any Released Party for matters covered by this Agreement, nor to participate in any such action other than as required by law (except as necessary to protect my rights under this Agreement).  I represent that, as of the effective date of this Agreement, I have not brought or joined any lawsuit or filed any charge or claim against any Released Party in any court or before any government agency.  Should any provision of this Agreement be declared invalid by a court of competent jurisdiction, the remaining provisions will remain in full force and effect.  The Company and I agree that the noncompetition restrictions provided above are reasonable and necessary to protect the proprietary information of Company and its affiliates.  Nevertheless, if that restriction is found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the court will modify the restrictions so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

This Agreement will be governed by and construed in accordance with laws of the State of Texas, without regard to conflicts of law principles thereof.

Signed by:________________________________

Printed name:________________________________

Dated:________________________________

Company representative:________________________________

Dated:________________________________